Exhibit 99.1

Contact:
Investor Relations
Luther Burbank Corporation
844-446-8201
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION ANNOUNCES
CEO SUCCESSION PLAN
SANTA ROSA, Calif. (Dec. 3, 2018) - Luther Burbank Corporation (the “Company”) today announced that, effective January 2, 2019 John G. Biggs, President and Chief Executive Officer, will retire from the Company and Simone Lagomarsino will succeed him in both roles. At the effective time of the retirement, Mr. Biggs will also step down from the board of directors and his roles at all of the Company’s affiliates. The Company also announced that Ms. Lagomarsino would join the boards of Luther Burbank Corporation and Luther Burbank Savings effective November 30, 2018. To assist in the transition following Mr. Biggs’ retirement, he has agreed to serve the Company in an advisory role through the end of 2019.
“On behalf of the Board and the entire company, I would like to thank John for his invaluable contributions,” said Victor S. Trione, Chairman of the Board. “Under his leadership, we have seen the company’s assets and equity more than double, we have seen our market area grow to include all of the State of California and, more recently, Washington and Oregon, and we navigated a successful IPO. John was the driving force responsible for these accomplishments and has been instrumental in shaping Luther Burbank Corporation into what it is today. We are very pleased that we will continue to have the benefit of his counsel as we transition smoothly to Simone Lagomarsino’s leadership of the company.”
“It has been an honor to serve this remarkable company,” said Mr. Biggs. “After more than 32 years with Luther Burbank Corporation and more than a decade as CEO, I believe this is the right time for me to make this change personally and professionally. I am proud of our accomplishments during my tenure; we have built a great full-service financial institution with dedicated employees who offer our customers unparalleled, personalized service. I feel confident that Simone is the right person to continue our success story.”
Mr. Trione continued, “After a thorough search process, we are pleased to welcome in January our next CEO and President. Simone is a seasoned banking executive with a deep understanding of our business and our markets. She is prepared to capitalize on John’s successful positioning of our company and lead us into the future.”
Ms. Lagomarsino was most recently President and CEO of the Western Bankers Association and a director of Pacific Premier Bancorp. Prior to those roles, Ms. Lagomarsino served as CEO of Heritage Oaks Bank, and President and CEO of Heritage Oaks Bancorp, headquartered in Paso Robles, California. She also previously held executive positions with Hawthorne Financial Corporation, Ventura County National Bank, and Kinecta Federal Credit Union. Additionally, she currently serves on the board of directors of the Federal Home Loan Bank of San Francisco. In 2013, Ms. Lagomarsino was honored by the American Banker magazine as one of the top three community bankers in the country. Ms. Lagomarsino holds an M.B.A. from Claremont Graduate School and a bachelor’s degree in economics from Claremont McKenna College.
“I am thrilled to join Luther Burbank Corporation and I look forward to working with Mr. Trione, the other board members, and the talented team that John has assembled,” said Ms. Lagomarsino.
About Luther Burbank Corporation
Luther Burbank Corporation is headquartered in Santa Rosa, California with total assets of $6.7 billion, total loans of $5.9 billion and total deposits of $4.9 billion as of September 30, 2018. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees, and shareholders by providing personal and business banking services. It offers customers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial lending. Currently operating in California, Oregon and Washington, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Luther Burbank Corporation cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements due to a number of factors including, but not limited to, those listed from time to time in reports that the

Company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2017.
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